Exhibit 99.1

    Avocent Reports Record Sales and Net Income for Fourth Quarter

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Jan. 19, 2006--Avocent Corporation (NASDAQ:AVCT) today reported record sales and net income for the fourth quarter and year ended December 31, 2005. Net sales for the fourth quarter increased 6.8% to $106.8 million compared with sales of $100.0 million in the fourth quarter of 2004.
    "Avocent set new records for sales through all distribution channels in the fourth quarter," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "We also gained traction in all major markets, including the U.S., Europe and Asia. Our growth benefited from higher sales of newer products and contributions from acquisitions made over the past two years. Revenues from digital products and embedded technologies were especially strong compared with last year.
    "Avocent's gross margin exceeded 60% for the first time and benefited from a higher percentage of digital products and embedded technologies. Our GAAP operating margin for the fourth quarter of 2005 was 24.3% due to the higher gross margin and lower research and development expense. 2005 was the first year that digital products accounted for more than half of Avocent's total revenues," continued Mr. Cooper.
    Fourth quarter 2005 operational income, which is prior to intangible amortization, tax on repatriated earnings, gain on sale of property held for investment and merger-related expenses, was $24.6 million, or $0.49 per diluted share, compared with income prior to intangible amortization, merger-related expenses, and equity impairment charges of $20.6 million, or $0.40 per diluted share, in the fourth quarter of 2004. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP net income were $5.5 million in the fourth quarter of 2005, including $2.5 million in intangible amortization and $3.8 million in tax on repatriated earnings. During the fourth quarter of 2005, we repatriated $90 million of earnings from our overseas subsidiaries pursuant to the American Jobs Creation Act of 2004. Net adjustments to reconcile to GAAP net income were $8.6 million in the fourth quarter of 2004, including $6.6 million in intangible amortization and $3.4 million in impairment charges related to investments in two private companies. In addition, the adjustments in 2004 included a related $3.0 million tax benefit.
    GAAP net income for the fourth quarter of 2005 increased 57.9% to $19.1 million, or $0.38 per diluted share. This compares with GAAP net income of $12.1 million, or $0.23 per diluted share, in the fourth quarter of 2004. Weighted average shares outstanding declined 3.3% over the year to 49.8 million at the end of fiscal 2005 due to Avocent's repurchase of shares under its previously announced stock repurchase program.
    Branded sales increased 11.1% from the fourth quarter of 2004 and accounted for 53.5% of total fourth quarter 2005 sales. OEM sales increased 2.2% from the fourth quarter of 2004 and accounted for 46.5% of total fourth quarter 2005 sales. U.S. sales increased 6.1% to $60.1 million and international sales rose 7.7% to $46.7 million compared with the fourth quarter of 2004.
    Gross profit for the fourth quarter of 2005 increased 10.3% to $65.1 million with a gross margin of 60.9%, a record for Avocent. This compared with gross profit of $59.0 million and a gross margin of 59.0% in the fourth quarter of 2004. The increase in gross profit was due to higher sales and improved product mix, including increased sales of digital products, software and IPMI products.
    Research and development expenses increased 3.6% to $13.4 million, or 12.5% of sales, compared with $12.9 million, or 12.9% of sales, in the fourth quarter of 2004. "Our focus on R&D has been a primary catalyst in expanding our digital product offerings. Avocent was the first to market with a digital KVM product and we are the leader in this fast growing segment. In addition, our margins have benefited due to the increased percentage of digital products we sell and the improved manufacturing efficiencies we have achieved through product enhancement and redesigns," continued Mr. Cooper.
    Selling, general and administrative expenses increased 9.6% to $23.3 million compared with $21.2 million in the fourth quarter of 2004. The increase in SG&A expenses was due primarily to higher selling expenses related to the increase in sales and additional marketing expenditures for recently introduced products.
    "We announced the reorganization of our operations during the fourth quarter into five divisions based on key product segments and markets within the company," continued Mr. Cooper. "We expect the new divisions will facilitate our continued growth by enhancing customer service, speeding delivery of products to market, and better focusing Avocent's research, development and marketing expenditures."
    Avocent's balance sheet and cash position remained strong as of December 31, 2005. The Company's cash flow from operations was approximately $19 million for the fourth quarter of 2005 with approximately $346 million in cash, cash equivalents and investments at the quarter's end. Avocent had no long-term debt as of December 31, 2005.

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization, tax on repatriated earnings, gain on sale of property held for investment and merger-related expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, taxes paid on repatriated earnings from overseas subsidiaries, and significant and unusual non-recurring gains and losses on sales or impairments of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its fourth quarter results conference call to be held January 19, 2006. The live broadcast will be available on-line at www.avocent.com as well as www.investorcalendar.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies (including our combined embedded KVM and IPMI solutions), engineering and design activities, and expected benefits resulting from our reorganization. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



                         AVOCENT CORPORATION
           Condensed Consolidated Statements of Operations
          (Unaudited, in thousands, except per share data)

                                          For the Quarter Ended
                                            December 31, 2005
                                    Operational Adjustments   GAAP
                                                    (a)
                                    ----------- ----------- ---------

Net sales                             $106,837              $106,837
Cost of sales                           41,721                41,721
                                    ----------- ----------- ---------
  Gross profit                          65,116           -    65,116

Research and development expenses       13,123        $266    13,389
Selling, general and administrative
 expenses                               22,916         370    23,286
Amortization of intangible assets            -       2,533     2,533
                                    ----------- ----------- ---------
  Operating income                      29,077      (3,169)   25,908

Other income (expense), net              2,316         727     3,043
                                    ----------- ----------- ---------
Income before income taxes              31,393      (2,442)   28,951

Provision for income taxes               6,818       3,082     9,900
                                    ----------- ----------- ---------
Net income                             $24,575     $(5,524)  $19,051
                                    =========== =========== =========

Earnings per share:
  Basic                                  $0.50                 $0.39
  Diluted                                $0.49                 $0.38

Weighted average shares and common equivalents
 outstanding:
  Basic                                 48,917           -    48,917
  Diluted                               49,771          (8)   49,763


                                          For the Quarter Ended
                                            December 31, 2004
                                    Operational Adjustments   GAAP
                                                    (a)
                                    ----------- ----------- ---------

Net sales                             $100,049              $100,049
Cost of sales                           41,021                41,021
                                    ----------- ----------- ---------
  Gross profit                          59,028           -    59,028

Research and development expenses       12,248        $677    12,925
Selling, general and administrative
 expenses                               20,381         864    21,245
Amortization of intangible assets            -       6,623     6,623
                                    ----------- ----------- ---------
  Operating income                      26,399      (8,164)   18,235

Other income (expense), net              1,613      (3,464)   (1,851)
                                    ----------- ----------- ---------
Income before income taxes              28,012     (11,628)   16,384

Provision for income taxes               7,363      (3,046)    4,317
                                    ----------- ----------- ---------
Net income                             $20,649     $(8,582)  $12,067
                                    =========== =========== =========

Earnings per share:
  Basic                                  $0.41                 $0.24
  Diluted                                $0.40                 $0.23

Weighted average shares and common equivalents
 outstanding:
  Basic                                 49,874           -    49,874
  Diluted                               51,553         (78)   51,475



(a) Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex, the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The adjustment to other income includes a gain on the sale of property held for investment in 2005; adjustments in 2004 include a write-down of investments in two privately held companies. The adjustment to the 2005 provision for taxes includes a one-time tax expense related to repatriated earnings from our foreign subsidiary pursuant to the American Jobs Creation Act of 2004. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.



                         AVOCENT CORPORATION
           Condensed Consolidated Statements of Operations
          (Unaudited, in thousands, except per share data)

                                          For the Year Ended
                                           December 31, 2005
                                    Operational Adjustments   GAAP
                                                    (a)
                                    ----------- ----------- ---------

Net sales                             $369,888              $369,888
Cost of sales                          151,043               151,043
                                    ----------- ----------- ---------
  Gross profit                         218,845           -   218,845

Research and development expenses       55,747      $1,138    56,885
Selling, general and administrative
 expenses                               88,861       1,493    90,354
Amortization of intangible assets            -      18,509    18,509
                                    ----------- ----------- ---------
  Operating income                      74,237     (21,140)   53,097

Income from settlement of lawsuit        5,000                 5,000
Other income (expense), net              8,307         682     8,989
                                    ----------- ----------- ---------
Income before income taxes              87,544     (20,458)   67,086

Provision for income taxes              21,743      (3,006)   18,737
                                    ----------- ----------- ---------
Net income                             $65,801    $(17,452)  $48,349
                                    =========== =========== =========

Earnings per share:
  Basic                                  $1.33                 $0.98
  Diluted                                $1.31                 $0.96

Weighted average shares and common equivalents
 outstanding:
  Basic                                 49,318           -    49,318
  Diluted                               50,287         (33)   50,254


                                           For the Year Ended
                                            December 31, 2004
                                    Operational Adjustments   GAAP
                                                    (a)
                                    ----------- ----------- ---------

Net sales                             $365,255              $365,255
Cost of sales                          152,210        $190   152,400
                                    ----------- ----------- ---------
  Gross profit                         213,045        (190)  212,855

Research and development expenses       42,898       2,455    45,353
Acquired in-process research and
 development expense                         -      29,260    29,260
Selling, general and administrative
 expenses                               81,171       3,652    84,823
Amortization of intangible assets                   24,279    24,279
                                    ----------- ----------- ---------
  Operating income                      88,976     (59,836)   29,140

Other income (expense), net              4,862      (3,510)    1,352
                                    ----------- ----------- ---------
Income before income taxes              93,838     (63,346)   30,492

Provision for income taxes              24,541     (12,089)   12,452
                                    ----------- ----------- ---------
Net income                             $69,297    $(51,257)  $18,040
                                    =========== =========== =========

Earnings per share:
  Basic                                  $1.42                 $0.37
  Diluted                                $1.37                 $0.36

Weighted average shares and common equivalents
 outstanding:
  Basic                                 48,964           -    48,964
  Diluted                               50,658        (128)   50,530


(a) Note: Adjustments relate to acquired in-process research and development expense from the Sonic Mobility, OSA and Crystal Link acquisitions and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex, the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The adjustment to other income includes a gain on the sale of property held for investment in 2005; adjustments in 2004 include a write-down of investments in two privately held companies. The adjustment to the 2005 provision for taxes includes a one-time tax expense related to repatriated earnings from our foreign subsidiary pursuant to the American Jobs Creation Act of 2004. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.



                         AVOCENT CORPORATION
                Condensed Consolidated Balance Sheets
                      (Unaudited, in thousands)

                                     December    December
                                     31, 2005    31, 2004
                                    ----------- -----------

Cash, cash equivalents
  and short-term investments          $293,903    $239,799
Accounts receivable, net                68,712      60,948
Inventories, net                        21,178      21,232
Other current assets                    10,524       5,923
Deferred income tax                      4,054       6,720
                                    ----------- -----------
  Total current assets                 398,371     334,622

Investments                             51,939      91,547
Property and equipment, net             36,801      39,896
Goodwill, net                          269,992     269,892
Intangible assets, net                  15,763      33,981
Other assets                               885         843
                                    ----------- -----------
  Total assets                        $773,751    $770,781
                                    =========== ===========


Accounts payable and other accrued
 expenses                              $23,569     $21,368
Income tax payable                      11,270       8,494
Other current liabilities               19,973      16,767
                                    ----------- -----------
  Total current liabilities             54,812      46,629

Non-current liabilities                  3,617      10,855

Total stockholders' equity             715,322     713,297

                                    ----------- -----------
  Total liabilities and
   stockholders' equity               $773,751    $770,781
                                    =========== ===========



    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301